Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2006, relating to the financial statements and the financial statement schedule of Stratagene Corporation, appearing in the Annual Report on Form 10-K of Stratagene Corporation for the year ended December 31, 2005.
/s/ Mayer Hoffman McCann P.C.
San Diego, California
July 7, 2006